Exhibit 99.1

[SEMCO ENERGY LOGO] 1411 Third Street, PO BOX 5004, Port Huron, MI 48061-5004	NEWS RELEASE

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing & Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY, INC. ANNOUNCES EXTENSION OF THE EXPIRATION DATE OF THE TENDER OFFERS FOR ITS 7 1/8% SENIOR NOTES DUE 2008 AND 7 3/4% SENIOR NOTES DUE 2013

PORT HURON, MI, November 7, 2007 – SEMCO ENERGY, Inc. (NYSE:SEN) today announced that it has extended the expiration date of the tender offers and consent solicitations for its outstanding 7 1/8% Senior Notes due 2008 (the 2008 Notes) and its outstanding 7 3/4% Senior Notes due 2013 (the 2013 Notes and, together with the 2008 Notes, the Notes) from 5 p.m., New York City time on November 7, 2007, to 10 a.m., New York City time on November 9, 2007, unless otherwise extended or earlier terminated by the Company (the Expiration Date).  Subject to the terms and conditions of the tender offers and consent solicitations, as described in the Company’s Offers to Purchase and Consent Solicitation Statement dated October 10, 2007, and the related Consent and Letter of Transmittal (the Offer Documents), any Notes validly tendered will be accepted for purchase promptly following the Expiration Date.  Except for the extension of the Expiration Date, all of the other terms and conditions of the tender offers and consent solicitations remain unchanged.

As previously announced, the Company received the requisite consents from the registered holders of the Notes to amend the indentures governing the Notes. To date, holders of at least $145,060,000 of the outstanding principal amount of the 2008 Notes, which represents approximately 96.7% of the outstanding principal amount of the 2008 Notes outstanding prior to commencement of the tender offers, and $199,867,000 of the outstanding principal amount of the 2013 Notes, which represents approximately 99.9% of the outstanding principal amount of the 2013 Notes outstanding prior to commencement of the tender offers have tendered their outstanding Notes and delivered related consents pursuant to the tender offers and consent solicitations.
The obligation of the Company to accept for payment and purchase the Notes in the tender offer and pay for the related consents, is conditioned on, among other things, the consummation of the proposed transaction pursuant to which Cap Rock Holding Corporation will acquire all of the outstanding Common Stock and 5% Series B Preferred Stock of SEMCO as described in more detail in the Offer Documents.
Credit Suisse Securities (USA) LLC is acting as Dealer Manager and Solicitation Agent for the tender offers and consent solicitations and can be contacted at (800) 820-1653 (toll-free) or (212) 538-0652 (collect). D.F. King & Co., Inc. is the Information Agent and can be contacted at (800) 290-6431 (toll-free) or (212) 269-5550 (Banks and Brokers may call collect). Copies of the Offer Documents and other related documents may be obtained from the Information Agent.

This press release is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities.  The tender offers and consent solicitations are being made solely by the Offer Documents and only to such persons and in such jurisdictions as are permitted under applicable law. No recommendation is made as to whether holders of the Notes should tender their Notes or give their consent.

SEMCO ENERGY, Inc. distributes natural gas to more than 400,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States.

The following is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.